UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 11, 2013

Digital Generation, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-27644	94-3140772
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

750 West John Carpenter Freeway, Suite 700 Irving, Texas	75039
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (972) 581-2000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                   Entry into a Material Definitive Agreement.

On March 11, 2013, Digital Generation, Inc. (the “Company”) entered into an amendment (the “Amendment”) to the Amended and Restated Credit Agreement, dated as of July 26, 2011, by and among the Company, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent, (as amended, the “Credit Agreement”).  Capitalized terms used herein without definition have the meanings ascribed to them in the Credit Agreement.

The Amendment provides that the maximum total leverage ratio of the Company’s outstanding indebtedness under Term Loan B to latest twelve months (LTM) EBITDA shall not exceed 4.00 to 1.00 through June 29, 2014, 3.50 to 1.00 through June 29, 2015 and 3.25 to 1.00 thereafter, and the fixed charge coverage ratio as of the end of any fiscal quarter shall not be less than (i) 1.05 to 1.00 for any fiscal quarter ending on or prior to June 29, 2014 and (ii) 1.10 to 1.00 for any fiscal quarter ending thereafter.  The Company agreed to amend the Excess Cash Flow sweep to provide for (i) 75% of Excess Cash Flow if the Consolidated Leverage Ratio is greater than 3.00 to 1.00, (ii) 50% of Excess Cash Flow if the Consolidated Leverage Ratio is less than or equal to 3.00 to 1.00 and (iii) 25% of Excess Cash Flow if the Consolidated Leverage Ratio is less than or equal to 2.25 to 1.00.  The total Revolving Credit Commitment was reduced from $125 million to $50 million under the Amendment, and pricing for draws on revolving credit loans (the “Revolver”) increased by 100 basis points over current pricing based on  LIBOR.  Pricing for the indebtedness outstanding under Term Loan B increased from 450 basis points to 600 basis points over a LIBOR floor of 1.25%.

Other terms of the Amendment included reductions in the permitted acquisition basket, the permitted corporate basket (a general basket for investments and restricted payments) and annual permitted capital expenditures.  Under the terms of the Amendment, the Company will repay Term Lenders in the following amounts and on the following dates: (i) an amount equal to 0.25% of the original principal amount of the Term Loans on March 31, 2013, (ii) commencing with the last business day of the fiscal quarter ending June 30, 2013 through the last business day of the fiscal quarter ending December 31, 2013, an amount equal to 1.75% of the original principal amount of the Term Loans and (iii) commencing with the last business day of the fiscal quarter ending March 31, 2014 until the Term Loan Maturity Date, an amount equal to 1.25% of the original principal amount of the Term Loans.  In connection with the Amendment, the Company made a cash payment of $50 million to reduce the outstanding indebtedness under Term Loan B to $407.7 million and paid a consent fee equal to 0.25% of the sum of (x) the Revolving Credit Commitments held by the consenting lenders and (y) the aggregate outstanding principal amount of Term Loans held by the consenting lenders, in each case as of the date immediately prior to giving effect to the Amendment.  There are no outstanding draws on the Revolver, and the Company has no present plans to draw on the Revolver.

The foregoing summary of the Amendment does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Amendment, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description of Exhibit
10.1

Omnibus Amendment No. 1, dated as of March 11, 2013, to the Amended and Restated Credit Agreement, dated as of July 26, 2011, by and among the Company, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIGITAL GENERATION, INC.

Date: March 11, 2013	By:	/s/ Sean N. Markowitz
Name: Sean N. Markowitz
Title: General Counsel

EXHIBIT INDEX

Exhibit	Description of Exhibit
10.1

Omnibus Amendment No. 1, dated as of March 11, 2013, to the Amended and Restated Credit Agreement, dated as of July 26, 2011, by and among the Company, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.